CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the inclusion and incorporation by reference in this Registration Statement on Form N-14 of our reports dated
October 24, 2016, and January 25, 2017, relating to the financial statements and financial highlights of the Pioneer Global Equity Fund (one of the portfolios constituting Pioneer Series Trust V) for the year ended August 31, 2016, and Pioneer Emerging Markets Fund for the year ended November 30, 2016, respectively, appearing in the Annual Reports on Form N-CSR and in the Information Statement/Prospectus, which is part of this Registration Statement.

We also consent to the references to us under the headings "Financial Highlights," "Experts" and sections 4.1(f) and 4.2(g) of "Representations and Warranties" in the Information Statement/Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
August 30, 2017